Exhibit 20.1



                                    HSN, Inc.


    FOR IMMEDIATE RELEASE



                HSN, INC. AND UNIVERSAL STUDIOS, INC. ANNOUNCE THE
               COMBINATION OF UNIVERSAL TELEVISION WITH HSN, INC.;
                      HSNI TO BE RENAMED USA NETWORKS, INC.



    New York, N.Y., October 20, 1997 -- In a series of transactions designed to create an enterprise of sufficient size and focus capable of competing in today's increasingly concentrated world, HSN, inc. (NASDAQ:HSNI) and Universal Studios, Inc., a subsidiary of The Seagram Company Ltd. (NYSE:VO), announced today the contribution of the majority of Universal's television assets to HSNi in a transaction in which Universal will receive $4.075 billion in value in the form of 45 percent of HSNi's outstanding common equity equivalents plus approximately $1.2 billion in cash. In addition, HSNi intends to change its corporate name to USA Networks, Inc. This diversified company will have assets in cable, broadcasting, television programming and production as well as electronic commerce, including electronic retailing, ticketing, teleservices and full service fulfillment. Barry Diller will continue to be Chairman and Chief Executive Officer of the newly-named entity.


    The Universal assets being contributed include all the domestic operations and 50 percent of the international operations of USA Network, and the Sci-Fi Network, and Universal Television's U.S. production and distribution operations, which include such successful shows as Law & Order, Hercules: The Legendary Journeys, Xena: Warrior Princess and Sally Jesse Raphael. These assets will be combined with HSNi's Home Shopping Network and its interest in Ticketmaster Group, Inc. Universal will retain ownership of its television library, its comedy production business and its international television production and distribution operations. HSNi and Universal will each own fifty percent of a newly-created international television joint venture.

                                  MEDIA RELEASE

         1 HSN Drive     St. Petersburg, Florida  33729     813.572.8585





    For regulatory reasons, Universal Studios' 45 percent interest in HSNi will be held in a subsidiary which will also own the non-broadcast assets of HSNi. This 45 percent interest will be exchangeable in accordance with Federal Communications Commission rules into an equivalent percentage of the outstanding equity of HSNi. After giving effect to these transactions, Liberty Media will own 15 percent of HSNi and would have the right to increase its equity to up to 25 percent. This right may be exercised by Liberty for assets agreed to by the parties or cash. Barry Diller, Chairman and Chief Executive Officer of HSNi, will be entitled to continue to exercise voting rights over all HSNi securities owned by Liberty, and also will exercise voting rights over all voting securities received by Universal. In addition, Universal has agreed that, subject to certain exceptions, for a four-year period, it will not increase its equity ownership interest beyond 45 percent, transfer its equity interest or engage in certain restricted conduct. It is expected that Edgar Bronfman, Jr., Seagram's President and Chief Executive Officer, and three other Universal designees will join HSNi's Board of Directors. Additionally, it is expected that Barry Diller, upon completion of the transaction, will become a member of the Board of Directors of The Seagram Company Ltd.


    This transaction is subject to customary conditions, including HSNi stockholder approval, which is expected to occur early in the first quarter of 1998.


    Edgar Bronfman, Jr., Seagram's President and Chief Executive Officer, stated, "This merger provides an extraordinary opportunity for Universal to further enhance the value of its television assets, including our cable networks, under Barry Diller's leadership. Clearly, Barry is one of the entertainment industry's most admired and effective talents and a long-time friend. His partnership with us will unquestionably serve to accelerate the increase in shareholder value which we at Seagram are committed to achieve."


    Barry Diller, Chairman and Chief Executive Officer of HSNi, said, "The value of this transaction lies in two areas: assets and partnership.
    The assets comingled: 3 cable networks, 25 broadcast stations, Ticketmaster, Universal Television Production and Distribution and the Internet Shopping Networks give us great ability to manage and grow ourselves into a major enterprise. As for partnership, it is neither fast nor loose to say that I have been the beneficiary of a first rate relationship over the last five years with John Malone and Liberty Media, and more recently with Leo Hindery and Dob Bennett, as they have taken responsibility for TCI and Liberty's respective businesses. As Universal and Seagram become the significant partner in this Company I couldn't be more pleased, for I have known, trusted and respected Edgar Bronfman, Jr. for more than twenty years. The balance of partners in this transaction, Seagram-Universal and TCI, will help us to navigate our way through the aggressive growth our goals mandate."





    In commenting on this announcement, Frank J. Biondi, Jr., Chairman and Chief Executive Officer of Universal Studios, stated, "This new arrangement, which combines Universal's strong television assets and management team with a set of complimentary businesses, provides a much broader platform for our future growth. We at Universal look upon this new development as highly supportive of our overall plans for expanding all of our entertainment businesses."


    Ron Meyer, President and Chief Operating Officer of Universal Studios, added, "Universal Studios is delighted at the opportunity to become associated with Barry Diller. Barry is a close personal friend and executive who enjoys the deepest respect of the entire entertainment industry."


    It is expected that The Chase Manhattan Bank will provide the bank financing for this transaction.


    HSN, inc. is the parent company of Home Shopping Network, Silver King Broadcasting and SF Broadcasting. The Company also owns a controlling interest in Ticketmaster Group, Inc., the world's leading computerized ticketing service.


    Universal Studios, Inc. is a diversified entertainment company and a worldwide leader in motion pictures, television, music, home and location-based entertainment. Universal Studios is a unit of The Seagram Company LTD., a global beverage and entertainment company.

                                       ###

            HSN, inc.                     Seagram
            Media:                        Media:

            Jennifer Goebel               Ray Boyce
            212/247-5823                  212/572-7172

                                          Amy Goldberger
            Investor Relations:           212/572-1118

            Roger Clark                   Investor Relations:
            212/247-0226
                                          Joseph Fitzgerald
                                          212/572-7282

                                          Maureen Hannan
                                          212/572-1397